                                                                    EXHIBIT 99.1
DATE: January 25, 2002

FROM:                                          FOR:
Padilla Speer Beardsley Inc.                   Tower Automotive, Inc.
224 Franklin Avenue West                       5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55404                   Grand Rapids, Michigan 49546

John Mackay (612) 871-8877                     Anthony Barone (616) 802-1600
                                               David Tuit (616) 802-1591


FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE REPORTS FOURTH QUARTER AND YEAR-END RESULTS;
DEBT REDUCED $320 MILLION, 30% IN 2001

         GRAND RAPIDS, Mich., January 25-- Tower Automotive, Inc. (NYSE: TWR), today announced results for the fourth quarter and year ended December 31, 2001.

         For the fourth quarter, revenues were $639 million, a 2 percent increase, compared with $629 million in the 2000 period. Adjusted net income for the fourth quarter was $3 million, or $.07 per diluted share. This compares with adjusted net income of $15 million, or $.31 per diluted share, in the fourth quarter of 2000. Debt reduction in the fourth quarter of 2001 was an additional $44 million, bringing debt reduction to $320 million for the full year.

         Both periods included previously announced restructuring and impairment charges. Adjusted net income excludes $384 million in 2001 and $141 million in 2000 of pretax restructuring and impairment charges (before associated tax benefits of $85 million and $56 million, respectively). Including the after-tax effect of these charges, the net loss was $296 million for the fourth quarter of 2001, or $6.15 per diluted share, compared to a net loss of $70 million, or $1.54 per diluted share, for the fourth quarter of 2000.

         For the year ended December 31, 2001, revenues were $2,467 million, a 3 percent decrease, compared with $2,532 million in the 2000 period. Revenues for 2001 include $285 million of sales from Asian operations that were not consolidated in 2000. Adjusted net income for the year was $32 million, or $.69 per diluted share. This compares with adjusted net income of $98 million, or $1.81 per diluted share, for 2000. Including the after-tax effect of restructuring and impairment charges results in a net loss of $268 million for 2001, or $5.87 per diluted share, compared with 2000 net income of $13 million, or $.28 per diluted share.

         In commenting on the fourth quarter and year-end results, Dug Campbell, president and chief executive officer of Tower Automotive, said, "2001 proved to be a challenging year for us. Sales for the full year were down 16 percent at comparable locations compared to 2000, reflecting reduced automotive production, particularly in North America. As expected, we also incurred product launch costs in the fourth quarter of $7 million, bringing these charges for three key product introductions to approximately $30 million for 2001."

         "Despite the impact of reduced volumes and launch activities, we achieved significant reduction in debt through effective working capital management and financing activities. Our overall debt reduction for 2001 of $320 million - roughly 30 percent from December 31, 2000 - exceeded our goal for the year. We also made difficult decisions to reduce our manufacturing capacity and administrative footprint, to more closely align the cost structure of Tower Automotive to the current economic outlook for automotive production."

         "Looking ahead, we expect continued weakness in production volumes in the first part of 2002, resulting in earnings challenges for the first and second quarters. However, underlying economic indicators are positive, and we expect our restructuring activities to result in more cost-effective operations that allow us to meet the challenges of lower volumes and to provide a greater return on incremental sales when volumes increase."

         "Although our focus in 2001 has been on cost containment and cash generation, we also continued to win new business and broaden our customer base. We expect our new awards to contribute to organic growth rates of eight to nine percent over the next three years, building from our 2001 sales base."

         The company's conference call to recap the earnings report and the outlook for 2002 will be Webcast at 11:00 a.m. Eastern Time today. To access the Webcast, go to www.streetevents.com, search for Tower Automotive on January 25, and click on the microphone icon. If you are unable to listen to the live Webcast, a postview archive will be available beginning at approximately 2 p.m. Eastern, Friday, January 25.

         Tower Automotive, Inc., produces a broad range of assemblies and modules for vehicle structures and suspension systems for the automotive manufacturers, including Ford, DaimlerChrysler, GM, Honda, Toyota, Nissan, Fiat, Kia, Hyundai, BMW and Volkswagen. Products include body structural assemblies such as pillars and package trays, control arms, suspension links, engine cradles and full frame assemblies. The company is based in Grand Rapids, Mich.

         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results as a consequence of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Tower Automotive operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

                     TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS-UNAUDITED)


                                                 Three Months Ended                   Year Ended
                                                      December 31,                   December 31,
                                               --------------------------    --------------------------
                                                   2001           2000           2001           2000
                                               -----------    -----------    -----------    -----------
Revenues                                       $   638,865    $   629,359    $ 2,467,433    $ 2,531,953

Cost of sales                                      581,631        548,586      2,190,248      2,160,359
                                               -----------    -----------    -----------    -----------

  Gross profit                                      57,234         80,773        277,185        371,594

Selling, general and administrative expenses        35,882         37,381        139,203        137,003

Amortization expense                                 6,364          5,724         24,804         21,517

Restructuring and asset impairment charge          383,739        141,326        383,739        141,326
                                               -----------    -----------    -----------    -----------

  Operating income (loss)                         (368,751)      (103,658)      (270,561)        71,748

Interest expense, net                               14,840         21,575         73,765         64,711
                                               -----------    -----------    -----------    -----------

  Income (loss) before provision for
     income taxes                                 (383,591)      (125,233)      (344,326)         7,037

Provision for income taxes                         (87,013)       (50,289)       (73,312)         2,619
                                               -----------    -----------    -----------    -----------

  Income (loss) before equity in earnings of
     joint ventures and minority interest         (296,578)       (74,944)      (271,014)         4,418

Equity in earnings of joint ventures                 4,959          7,616         17,250         22,480

Minority interest                                   (4,074)        (2,619)       (13,760)       (10,476)
                                               -----------    -----------    -----------    -----------
   Income (loss) before extraordinary item        (295,693)       (69,947)      (267,524)        16,422

Extraordinary loss on early extinguishments
     of debt, net                                     --             --             --            2,988
                                               -----------    -----------    -----------    -----------

      Net income (loss)                        $  (295,693)       (69,947)   $  (267,524)   $    13,434
                                               ===========    ===========    ===========    ===========

Basic earnings (loss) per common share:
    Income (loss) before extraordinary loss    $     (6.15)         (1.54)         (5.87)          0.35
    Extraordinary loss                                --             --             --            (0.06)
                                               -----------    -----------    -----------    -----------
       Net income (loss)                       $     (6.15)         (1.54)         (5.87)          0.29
                                               ===========    ===========    ===========    ===========

Basic shares outstanding                            48,077         45,381         45,597         47,100
                                               ===========    ===========    ===========    ===========

Diluted earnings (loss) per common share:
    Income (loss) before extraordinary loss    $     (6.15)   $     (1.54)   $     (5.87)   $      0.34
    Extraordinary loss                                --             --             --            (0.06)
                                               -----------    -----------    -----------    -----------
       Net income (loss)                       $     (6.15)   $     (1.54)   $     (5.87)   $      0.28
                                               ===========    ===========    ===========    ===========

Diluted shares outstanding                          48,077         45,381         45,597         47,561
                                               ===========    ===========    ===========    ===========

                     TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                              December 31,    December 31,
                  Assets                         2001            2000
                                              ------------   ------------
Current assets:
  Cash and cash equivalents                   $    21,767    $     3,373
  Accounts receivable                             216,638        278,707
  Inventories                                     112,536        132,478
  Prepaid tooling and other                        89,229        222,119
                                              -----------    -----------
     Total current assets                         440,170        636,677
                                              -----------    -----------
Property, plant and equipment, net              1,120,259      1,111,780
Investments in joint ventures                     243,198        267,217
Deferred income taxes                              61,461         11,641
Goodwill and other assets, net                    668,348        865,432
                                              -----------    -----------
                                              $ 2,533,436    $ 2,892,747
                                              ===========    ===========

   Liabilities and Stockholders' Investment

Current liabilities:
  Current maturities of long-term debt and
   capital lease Obligations                  $   172,083    $   149,066
  Accounts payable                                368,910        248,389
  Accrued liabilities                             278,962        175,219
                                              -----------    -----------
    Total current liabilities                     819,955        572,674
                                              -----------    -----------
Long-term debt, net of current maturities         601,084        933,442
Obligations under capital leases, net of
     current maturities                             4,620          8,458
Convertible subordinated notes                    199,984        200,000
Deferred income taxes                                --           33,884
Other noncurrent liabilities                      187,163        185,444
                                              -----------    -----------
          Total noncurrent liabilities            992,851      1,361,228
                                              -----------    -----------
Mandatorily redeemable trust convertible
  preferred securities                            258,750        258,750

Stockholders' investment:
  Preferred stock                                    --             --
  Common stock                                        481            476
  Additional paid-in capital                      456,627        450,455
  Retained earnings                                40,432        307,956
  Deferred compensation plans                     (15,571)        (8,942)
  Accumulated other comprehensive loss            (20,089)        (9,672)
  Treasury stock, at cost                            --          (40,178)
                                              -----------    -----------
Total stockholders' investment                    461,880        700,095
                                              -----------    -----------
                                              $ 2,533,436    $ 2,892,747
                                              ===========    ===========